Exhibit 99.2

September 4, 2013

FuelCell Energy Announces Teaming and Co-Marketing Agreement With NRG Energy for Ultra-Clean, Efficient and Reliable Fuel Cell Power Plants

•	NRG Energy to provide customer financing option using power purchase agreements

•	Expands sales channel for FuelCell Energy

•	Provides ultra-clean on-site baseload power option for NRG Energy customers

DANBURY, Conn., Sept. 4, 2013 (GLOBE NEWSWIRE) — FuelCell Energy, Inc. (Nasdaq:FCEL), a global leader in the design, manufacture, operation and service of ultra-clean, efficient and reliable fuel cell power plants, today announced a co-marketing agreement with NRG Energy (NYSE:NRG) for the marketing and sales of FuelCell Energy power plants. NRG will market the power plants to its customer base, offering a financing option utilizing a power purchase agreement whereby NRG will purchase and own the power plant and sell the ultra-clean electricity and high quality heat to the end-user or the customer can purchase the power plant. The agreement also includes the option of NRG Energy purchasing and owning fuel cell power plants for its own portfolio and selling the power to the electric grid. FuelCell Energy is expected to install, operate and maintain each power plant owned or sold by NRG.

“This new relationship helps to round out our distributed power generation portfolio, offering our customers efficient, clean, continuous on-site power,” said Tom Gros, President, NRG Solutions. “Baseload combined heat and power (CHP) fuel cells have virtually zero emissions, making them well-suited to provide reliable electricity, hot water, steam or absorption chilling to universities, hospitals, and other large power users.”

For customers who want to enjoy the benefits of fuel cell generated power but prefer not to own the power plant directly, NRG will purchase the power plant from FuelCell Energy, retain ownership of the plant and sell the power to the customer through a long-term power purchase agreement.

“We are pleased to be partnering with NRG Energy, the largest independent power producer in North America and a leader in the adoption of clean and renewable power generation,” said Chip Bottone, President and Chief Executive Officer, FuelCell Energy, Inc. “This relationship leverages our experience and resources, opening new geographies and customers for our highly efficient and virtually emission free distributed power generation solutions.”

Fuel cells electrochemically convert a fuel source into electricity and heat in a highly efficient process that emits virtually no pollutants due to the absence of combustion. The stationary fuel cell power plants manufactured by FuelCell Energy are fuel flexible, capable of operating on natural gas, on-site renewable biogas, or directed biogas. The power plants provide continuous baseload power and can be sited where the power is used, including both on-site applications and electric grid support. The combination of near-zero pollutants, modest land-use needs, and quiet operating nature of these stationary fuel cell power plants facilitates locating the power plants in urban locations.

About NRG

NRG is at the forefront of changing how people think about and use energy. We deliver cleaner and smarter energy choices for our customers, backed by the nation’s largest independent power generation portfolio of fossil fuel, nuclear, solar and wind facilities. A Fortune 500 company, NRG is challenging the U.S. energy industry by becoming one of the largest developers of solar power, building the first comprehensive electric vehicle ecosystem, and providing customers with the most advanced smart energy solutions to better manage their energy use. In addition to 46,000 megawatts of generation capacity, enough to supply nearly 40 million homes, our retail electricity providers — Reliant, Green Mountain Energy and Energy Plus — serve more than two million customers. More information is available at www.nrgenergy.com

About FuelCell Energy

Direct FuelCell® power plants are generating ultra-clean, efficient and reliable power at more than 50 locations worldwide. With more than 300 megawatts of power generation capacity installed or in backlog, FuelCell Energy is a global leader in providing ultra-clean baseload distributed generation to utilities, industrial operations, universities, municipal water treatment facilities, government installations and other customers around the world. The Company’s power plants have generated more than 1.7 billion kilowatt hours of ultra-clean power using a variety of fuels including renewable biogas from wastewater treatment and food processing, as well as clean natural gas. For more information, please visit www.fuelcellenergy.com

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Direct FuelCell, DFC, DFC/T, DFC-H2 and FuelCell Energy, Inc. are all registered trademarks of FuelCell Energy, Inc. DFC-ERG is a registered trademark jointly owned by Enbridge, Inc. and FuelCell Energy, Inc.

CONTACT:	FuelCell Energy, Inc.

Kurt Goddard, Vice President Investor Relations

203-830-7494

ir@fce.com